JACK NOONAN JOINS LIONBRIDGE BOARD OF DIRECTORS

Seasoned Executive Brings Software Industry Expertise to Lionbridge Board

WALTHAM, Mass. – April 12, 2010 — Lionbridge (Nasdaq: LIOX), today announced the addition of Jack Noonan to its Board of Directors. Throughout his 30-year career, Noonan has served a number of chief executive and management roles in industry-leading software organizations.

Most recently, Noonan was Chairman, President and Chief Executive Officer of SPSS Inc., a leading global provider of predictive analytics software and solutions that was recently acquired by IBM Corp. At SPSS Noonan’s technological vision and direction took the company from a start-up entrepreneurial organization with a single product offering, to a successful, market-leading public company with over 40 product offerings. Noonan’s strategy of combining internal development with acquisitions was instrumental in the company’s growth.

“This is an exciting time to join the Board of Lionbridge,” said Noonan. “The Company is evolving its leadership in language services and entering new markets for innovative, cloud-based SaaS technology. I look forward to helping the company achieve its vision and further its commitment to increasing value for clients, employees and shareholders.”

Noonan began his software industry career in 1967, working in field engineering and systems development for IBM Corp. He remained at IBM for the next decade before moving to Amdahl Corp. of Santa Clara, Calif., makers of large computer systems. At Amdahl, Noonan led the Company’s software development, marketing and customer service efforts before becoming Vice President of Corporate Product Support and Services. Noonan also held positions at Candle Corp. and was eventually named Vice President, Product Group, overseeing marketing, product development, planning and delivery.

“I am very pleased to welcome Jack to our Board,” said Rory Cowan, Lionbridge CEO.  “Not only is he a proven CEO, he also has a deep understanding of global markets, product globalization and data analytics. His knowledge and expertise will be increasingly important as we go to market with our suite of cloud-based translation automation technologies.”

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of translation, development and testing solutions. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to translation, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.